UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2014

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to President and Chief Operating Officer Compensation

In connection with John W. Beeder’s August 12, 2013 promotion to President and Chief Operating Officer of American Greetings Corporation (the “Company”), on February 28, 2014, the Company amended and restated Mr. Beeder’s Executive Employment Agreement, dated June 12, 2008 (as amended and restated, the “Employment Agreement”). In addition to reflecting Mr. Beeder’s new title and responsibilities as President and Chief Operating Officer of the Company, the Employment Agreement included the following changes, among others:

•	Mr. Beeder will receive an annual base salary of $627,000, which will be increased by three percent at or around the same time annually that other senior executives’ base salaries are adjusted during fiscal years 2015 and 2016, and thereafter may be adjusted at the sole discretion of the Board of Directors of the Company, the Compensation Committee or a Co-Chief Executive Officer of the Company.

•	Mr. Beeder will participate in the Company’s long-term incentive compensation plan and enhanced long-term incentive program for the three-fiscal-year period ending February 29, 2016 upon the terms and conditions described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 6, 2013.

•	Mr. Beeder will be entitled to 18 months of base salary in the event the Company terminates Mr. Beeder’s employment without cause (including following a change of control of the Company) or Mr. Beeder resigns for “good reason,” as such term is defined in the Employment Agreement.

Appointment of New Chief Financial Officer

On February 25, 2014, the Company appointed Gregory M. Steinberg, age 40, Chief Financial Officer of the Company, effective March 1, 2014. Mr. Steinberg will replace Stephen J. Smith, the Company’s Senior Vice President and Chief Financial Officer, whose resignation was previously announced by the Company.

Mr. Steinberg currently serves as Corporate Treasurer of the Company, a position he has held since 2006.

As Chief Financial Officer, Mr. Steinberg will receive an annual base salary and will be eligible to participate in the Company’s executive incentive plan, long-term incentive compensation plan and enhanced long-term incentive program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN GREETINGS CORPORATION

By:	/s/ Christopher W. Haffke
Name: Christopher W. Haffke
Title: Vice President, General Counsel and Secretary

Date: February 28, 2014